UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2008

SPLINTERNET HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-134658

Delaware	22-393-8509
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

535 Connecticut Avenue, 2nd floor
Norwalk, Connecticut	06854
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (203) 354-9164

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2008, Splinternet Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Vidiation Merger Agreement”) with Vidiation, Inc., a Delaware corporation (“Vidiation”), pursuant to which at closing Spinternet Merger Sub I, Inc. (a wholly owned subsidiary of the Company formed for the purpose of such transaction) will merge into Vidiation, the result of which Vidiation will become a wholly-owned subsidiary of the Company. Upon closing, the Company will issue an aggregate of 4,788,179 shares of common stock of the Company to the current shareholders of Vidiation in exchange for the cancellation of the then outstanding shares of common stock of Vidiation.

Vidiation is a newly-formed development stage radiation detection company, which intends to acquire certain assets held by Vidiation, LLC. In December 2007, the Company and Vidiation, LLC entered into Value-Added Reseller Agreements pursuant to which each company appointed the other an authorized, non-exclusive value-added reseller and channel or alliance partner of each other’s radiation detection products. Both Vidiation and Vidiation, LLC are companies controlled by Frank O’Connor, who will remain President of Vidiation upon closing.

The closing is subject to a number of conditions including but not limited to the completion of due diligence and the completion of Vidiation’s acquisition of certain assets of Vidiation on terms acceptable to the Company. In addition, in the event the closing does not occur on or before April 30, 2008, the Company shall have the option to terminate the Vidiation Merger Agreement. No assurance can be made that the transaction will be completed.

Other than in respect of the aforesaid agreements, there is no material relationship between the Company and its affiliates and Vidiation.

The foregoing description of the Vidiation Merger Agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Agreement and Plan of Merger dated as of February 7, 2008 among Splinternet Holdings, Inc., Splinternet Merger Sub I, Inc. and Vidiation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLINTERNET HOLDINGS, INC.
(Registrant)

Dated: February 12, 2008	By:	/s/ James C. Ackerly
	Name:	James C. Ackerly
	Title:	Chief Executive Officer and President